EXHIBIT 8.2

Suite 900, 607 14th Street, NW

Washington, DC 2005-2018

t 202 508 5800     f 202 508 5858

October 6, 2016

Board of Directors

Ocean Shore Holding Co.

1001 Asbury Avenue

Ocean City, New Jersey 08226

Gentlemen:

We have acted as special counsel to Ocean Shore Holding Co, a New Jersey corporation (“Ocean Shore”), in connection with the Agreement and Plan of Merger, dated as of July 12, 2016, between Ocean Shore, OceanFirst Financial Corp., a Delaware corporation (“OceanFirst”) and Masters Merger Sub Corp., a New Jersey corporation (“Merger Sub”) and wholly-owned subsidiary of OceanFirst (the “Agreement”), pursuant to which (i) Merger Sub will merge with and into Ocean Shore, with Ocean Shore surviving as a wholly-owned subsidiary of OceanFirst (the “Merger”), and each share of Ocean Shore’s common stock, par value $0.01 per share (the “Ocean Shore Common Stock”) will be converted into the right to receive $4.35 in cash and 0.9667 of a share of common stock of OceanFirst (“OceanFirst Common Stock”), and (ii) immediately thereafter, Ocean Shore will merge with and into OceanFirst, with OceanFirst continuing as the surviving corporation (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”). At your request, and in connection with the filing by OceanFirst of the registration statement on Form S-4 filed with the Securities and Exchange Commission on October 6 (File No. 333-213307) in connection with the Integrated Mergers (the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax consequences of the Integrated Mergers.

For purposes of the opinion set forth below, we have relied, with the consent of Ocean Shore, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of OceanFirst and Ocean Shore dated the date hereof, and have assumed that such statements and representations will remain complete and accurate at all times up to and including the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and

Board of Directors

Ocean Shore Holding Co.

October 6, 2016

correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement as amended or supplemented through the date hereof. We have also assumed that: (1) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Registration Statement; and (2) the Integrated Mergers will be reported by OceanFirst and Ocean Shore on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in a material modification of our opinion. Our opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth in the Registration Statement under the caption “U.S. Federal Income Tax Consequences of the Integrated Mergers,” we are of the opinion that, under current law, the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Code section 368(a) and that the U.S. federal income tax consequences of the Integrated Mergers to holders of Ocean Shore Common Stock will be as described in the Registration Statement under the caption “U.S. Federal Income Tax Consequences of the Integrated Mergers.”

This opinion addresses only the specific U.S. federal income tax consequences of the Integrated Mergers set forth above and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws of the transactions described in the Registration Statement, or any transaction related thereto. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect as of the date hereof. We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Board of Directors

Ocean Shore Holding Co.

October 6, 2016

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ KILPATRICK TOWNSEND &

STOCKTON LLP